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                                                                  EXECUTION COPY



                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                             ON COMMAND CORPORATION,

                        ASCENT ENTERTAINMENT GROUP, INC.,

                      THE OFFICIAL CREDITORS' COMMITTEE FOR
              SPECTRAVISION, INC. AND CERTAIN OF ITS SUBSIDIARIES,

                              SPECTRAVISION, INC.,

                               SPECTRADYNE, INC.,

                                       AND

                         THE OTHER DEBTORS NAMED HEREIN



                           Dated as of August 13, 1996
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                              ACQUISITION AGREEMENT

                ACQUISITION AGREEMENT, dated as of August 13, 1996, by and among SpectraVision, Inc. ("SpectraVision"), Spectradyne, Inc., ("Spectradyne"), and all of the direct and indirect subsidiaries of SpectraVision that are debtors in the Bankruptcy Case (as defined below) other than Spectradyne (collectively, the "Non- Spectradyne Subsidiaries" and, together with SpectraVision, the "Non-Spectradyne Debtors"), On Command Corporation (the "Buyer"), the Creditors' Committee (as defined below), Ascent Entertainment Group, Inc. ("Ascent" and, together with Buyer, the Non-Spectradyne Debtors, Spectradyne and the Creditors' Committee, the "Parties"). Unless otherwise defined in this Agreement, all capitalized terms in this Agreement shall have the meanings assigned to them in
Section 1 of this Agreement.

                                 R E C I T A L S

                WHEREAS, the Non-Spectradyne Debtors and Spectradyne (collectively, the "Debtors") have each filed a petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq., (the "Bankruptcy Code") in the Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), which cases have been procedurally consolidated for joint administration as Case No. 95-659 (collectively, the "Bankruptcy Case").

                WHEREAS, on December 20, 1995, the Bankruptcy Court entered the Order Granting the Motion for Order (1) Approving Process for Solicitation and Selection of a Third Party Plan Sponsor, (2) Bid Protection, (3) Expense Reimbursement, and (4) Break-Up Fee (the "Procedures Order").

                WHEREAS, on April 19, 1996, SpectraVision, Ascent, On Command Video Corporation ("OCV") and the Official Creditors' Committee appointed by the U.S. Trustee in the Bankruptcy Case (the "Creditors' Committee" and, together with SpectraVision, Ascent and OCV, the "PSA Parties") entered into an agreement (the "Plan Sponsor Agreement"), pursuant to which all or substantially all of the assets of the Debtors and OCV are to be acquired, directly or indirectly, by Buyer or one or more wholly-owned subsidiaries of Buyer.

                WHEREAS, pursuant to the Plan Sponsor Agreement, the PSA Parties agreed that: (a) Ascent shall be the Plan Sponsor as provided in the Procedures Order, (b) the PSA Parties will sponsor and support a plan of reorganization for the Debtors and the PSA Parties will not support any other plan of reorganization except as provided in the Procedures Order, (c) the PSA Parties will reasonably cooperate in preparing and submitting a plan of reorganization for the Debtors, the disclosure statement for such plan (the "Disclosure Statement") and all other documents necessary to obtain confirmation of such plan, (d) the Debtors and the Creditors' Committee (i) will not solicit any other bids
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to acquire assets of the Debtors, (ii) will not negotiate with any other person concerning the disposition of any assets of the Debtors (except as provided in the Procedures Order), and (iii) will inform Ascent within one business day of the receipt of any unsolicited bid received by either the Creditors' Committee or the Debtors, and (e) Ascent shall be entitled to the benefits that the Procedures Order provides for the Plan Sponsor.

                WHEREAS, this Agreement is being entered into by and among the Parties in accordance with the terms and provisions of the Plan Sponsor Agreement for the purpose of implementing the Plan Sponsor Agreement.


                                A G R E E M E N T

                NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the Parties hereby agree as follows:


                                    SECTION 1
                                   DEFINITIONS

                Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the meanings set forth below.

                "1995 Financial Statements" has the meaning given to in Section
6.2 of this Agreement.

                "1996 Financial Statements" has the meaning given to in Section
6.2 of this Agreement.

                "Accounts Receivable" means the accounts receivable of Spectradyne after giving effect to all of the transactions contemplated by
Section 3 of this Agreement.

                "Addendum" means the addendum to the Plan Sponsor Agreement, dated as of April 19, 1996, that was entered into on behalf of the PSA Parties.

                "Additional OCV Debt" means the following: (i) $22,000,000 of inter-company debt owed by OCV to Ascent as of March 1, 1996, plus any additional debt incurred by OCV in connection with its buildout of hotel rooms and transition costs associated with the Transactions from March 1, 1996 to the Closing Date; provided, however, that (a) prior to May 18, 1996, the rate of additional debt incurred by OCV in connection with buildouts and transition costs shall not exceed $3,000,000 per month and shall be consistent with, and on the same terms as, the intercompany debt outstanding on March 1, 1996, and (b) on and after May 18, 1996, the amount of additional debt incurred by OCV may exceed $3,000,000 per month (but shall be consistent with, and on the


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same terms, as the intercompany debt outstanding on March 1, 1996) in order to accelerate the buildout of room backlog after consultation with SpectraVision and the Creditors' Committee; (ii) all of the debt incurred by OCV in connection with leasing OCV Equipment to Spectradyne and all of the Rental Charges to be assumed or paid by Buyer; and (iii) all of the debt incurred by OCV, directly or on behalf of Buyer, in arranging for alternative service to replace the network, transponder and similar services currently provided to the Debtors by Electronic Data Systems Corporation.

                "Adjusted Balance Sheet" shall mean the Closing Balance Sheet as revised to reflect the changes, if any, that have been ordered by the Bankruptcy Court pursuant to Section 7.12.4 of this Agreement; provided, however, that if Buyer does not submit a Buyer's Statement to SpectraVision and the Creditors' Committee prior to the expiration of the Resolution Period, or if each disagreement that Buyer has with the Closing Balance Sheet as set forth in the Buyer's Statement has been resolved by Buyer, SpectraVision and the Creditors' Committee prior to the expiration of the Resolution Period, the Closing Balance Sheet (with such changes, if any, that are agreed to by Buyer, SpectraVision and the Creditors' Committee) shall be the Adjusted Balance Sheet.

                "Adjusted Current Assets" means the aggregate dollar amount of the Current Assets less the sum of the following assets if, and only to the extent that, such assets constitute Current Assets: (i) the aggregate outstanding balance of the Accounts Receivable that are more than 90 days past due, and (ii) the aggregate amount of cash and other assets, if any, transferred by Spectradyne to the Debtors' Estates pursuant to Section 3.3(vii) of this Agreement.

                "Adjusted Current Liabilities" means the aggregate dollar amount of the Current Liabilities less the sum of the following liabilities if, and only to the extent that, such liabilities constitute Current Liabilities: (i) the Rental Charges, (ii) the aggregate amount of liabilities to be paid by Buyer pursuant to Sections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, and (iii) the deferred obligations set forth on Schedule A to the Plan Sponsor Agreement, a copy of which is attached to this Agreement as Schedule 1.1(a); provided, however, that the amount of each such deferred obligation that is excluded from Current Liabilities shall not exceed the amount of such obligation as set forth on such Schedule.

                "Adjustment Date" means (i) the date on which the disagreements, if any, that Buyer has with the Closing Balance Sheet as set forth in the Buyer's Statement have been resolved in accordance with the provisions of
Section 7.12 of this Agreement, or (ii) if Buyer does not have any disagreements with the Closing Balance Sheet or if all such disagreements have been resolved by Buyer, SpectraVision and the Creditors' Committee prior to the expiration of the Resolution Period, the last day of the Resolution Period or such earlier date as is agreed to by Buyer, SpectraVision and the Creditors' Committee.


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                "Aggregate Warrant Exercise Price" means the amount by which
$550,000,000 exceeds the Total Buyer Debt.

                "Agreement" means this Acquisition Agreement, as amended, supplemented or modified from time to time in accordance with its terms.

                "Allowed Administrative Expenses" means administrative expenses of the Debtors that have been allowed pursuant to a Bankruptcy Court Order.

                "Appellate Court Review" has the meaning given to it in the definition of Final Order.

                "Ascent" means Ascent Entertainment Group, Inc., a Delaware corporation, and its successors and assigns.

                "Assets" means all of the assets and properties of the Debtors (including, without limitation, all tangible, intangible, real and personal assets and properties of the Debtors), wherever located, other than the Excluded Assets.

                "Assumed Liabilities" has the meaning given to it in Section
4.1.5 of this Agreement.

                "Authorizations" means, with respect to any Person, all consents, authorizations, approvals, notices, filings, permits, permissions and registrations required under (i) all Laws applicable to such Person, and (ii) all contracts and other agreements to which such Person is a Party.

                "Bankruptcy Case" has the meaning given to it in the recitals to this Agreement.

                "Bankruptcy Code" has the meaning given to it in the recitals to this Agreement.

                "Bankruptcy Court" has the meaning given to it in the recitals to this Agreement.

                "Bankruptcy Court Order" means an order or judgment of the Bankruptcy Court that was entered in accordance with the Bankruptcy Code.

                "Buyer" means On Command Corporation, a Delaware corporation, and its successors and assigns.

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                "Buyer's Statement" has the meaning given to it in Section
7.12.2 of this Agreement.

                "Buyer Termination Event" has the meaning given to it in Section
11.2 of this Agreement.

                "Bylaws" has the meaning given to it in Section 5.3.2 of this Agreement.

                "Certificate of Incorporation" has the meaning given to it in
Section 5.3.1 of this Agreement.

                "Closing" has the meaning given to it in Section 9.1 of this Agreement.

                "Closing Balance Sheet" has the meaning given it in Section
7.12.1 of this Agreement.

                "Closing Date" means the first practicable date after all conditions precedent set forth in Sections 8.1, 8.2 and 8.3 of this Agreement have been satisfied or waived by the Party entitled to waive such condition.

                "Common Stock" means common stock of Buyer, $.01 par value per share.

                "Confirmation Letter" means a letter addressed to Buyer from counsel to the Debtors (i) stating that, to the best knowledge of such counsel after due inquiry and investigation, as of the Closing Date such counsel is unaware of any Post-Trial Motion or request for Appellate Court Review with respect to the Confirmation Order, or (ii) identifying all such Post-Trial Motions or requests for Appellate Court Review of which such counsel is aware, and describing the status of each such motion and request (including, without limitation, whether a request for a stay of the Confirmation Order has been sought or granted).

                "Confirmation Order" means a Bankruptcy Court Order that confirms the Plan and satisfies the conditions set forth in Sections 8.2.6 and
8.3.11 of this Agreement.

                "Creditors" means the creditors of the Debtors.

                "Creditors' Committee" has the meaning given to it in the recitals to this Agreement.

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                "Creditor Warrants" means Series B Warrants that will entitle the holders thereof, upon initial issuance of such Warrants and for a period of seven years thereafter, to purchase an aggregate number of shares of Common Stock equal to 7% of the Fully Diluted Outstanding Common Stock.

                "Cure Payments" means, with respect to any lease or executory contract assumed by any of the Debtors at the written direction of Ascent or Buyer, all amounts that the Bankruptcy Court determines are required to cure any defaults under such lease or contract at the time the Bankruptcy Court grants a motion to assume such contract or lease pursuant to section 365 of the Bankruptcy Code other than the amounts required to be paid by the Debtors pursuant to Section 7.2(b) of this Agreement.

                "Current Assets" means the aggregate dollar amount of the consolidated assets of Spectradyne and the Foreign Subsidiaries as of the Closing Date that are properly classified as "current assets" under GAAP, after giving effect to all of the transactions contemplated by Section 3 of this Agreement (in calculating such dollar amount, if the current assets of any Foreign Subsidiary are not denominated in U.S. dollars, such current assets shall be converted into their U.S. dollar equivalent as of the Closing Date in accordance with GAAP).

                "Current Liabilities" means the aggregate dollar amount of the consolidated liabilities of Spectradyne and the Foreign Subsidiaries as of the Closing Date that are properly classified as "current liabilities" under GAAP, after giving effect to all of the provisions of Section 4 of this Agreement (in calculating such dollar amount, if the current liabilities of any Foreign Subsidiary are not denominated in U.S. Dollars, such current liabilities shall be converted into their U.S. dollar equivalent as of the Closing Date in accordance with GAAP).

                "Debtors" has the meaning given to it in the recitals to this Agreement.

                "Debtors' Estates" means the bankruptcy estates of the Debtors after the Closing.

                "Debtor Termination Event" has the meaning given to it in
Section 11.3 of this Agreement.

                "Default Notice" has the meaning given to it in Section 10 of this Agreement.

                "DIP Lender" means Foothill Capital Corporation.

                "DIP Loan" means all amounts (including, without limitation, principal, interest and fees) due and owing to the DIP Lender under the DIP Loan Agreement as of the Closing Date.

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                "DIP Loan Agreement" means the loan and security agreement, dated as of June 9, 1995, by and between Spectradyne and the DIP Lender.

                "Disclosure Statement" has the meaning given to it in the recitals to this Agreement.

                "Disclosure Statement Order" means the order of the Bankruptcy Court entered on June 7, 1996 that sets forth the procedures for the approval of the Disclosure Statement and the Plan.

                "Effective Date" means the effective date of the Plan, which shall occur on or prior to the Closing Date.

                "Equipment Lease" means a lease of OCV equipment from OCV to Spectradyne that is in form and substance satisfactory to OCV and Spectradyne; provided, however, that (i) each Equipment Lease shall provide that, in the event that this Agreement is terminated for any reason, such lease shall terminate not later than 180 days after the date this Agreement (the "lease termination date") has been terminated and Spectradyne shall return all equipment leased pursuant to such lease, and pay all Rental Charges payable with respect to such lease, on or prior to the lease termination date for such lease, and (ii) the Rental Charges due under each Equipment Lease shall accrue until the earlier of the Closing Date and the lease termination date for such lease.

                "Estimated Net Working Capital" means the positive or negative amount obtained by subtracting (i) the Adjusted Current Liabilities as reflected in the Pre-Closing Balance Sheet, from (ii) 95% of the Adjusted Current Assets as reflected in Pre-Closing Balance Sheet.

                "Excess Payment" means the dollar amount, if any, by which the Non-Specified Payment Obligations as of the Adjustment Date exceeds the sum of the Adjusted Current Assets as reflected in the Adjusted Balance Sheet and the Reserved Stock Value, if any; provided, however, that the Excess Payment shall be equal to zero unless the Non-Specified Payment Obligations as of the Adjustment Date exceed the Adjusted Current Assets as reflected in the Adjusted Balance Sheet by at least $250,000.

                "Excess Stock Payment" means a number of shares of Common Stock equal to the product of the Excess Payment and a fraction, the numerator of which shall be equal to the Initial Shares of Common Stock and the denominator of which shall be equal to the Aggregate Warrant Exercise Price.

                "Excluded Assets" has the meaning given to it in Section 3.3 of this Agreement.

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                "Excluded Subsidiaries" means all of the direct and indirect subsidiaries of Spectradyne other than the Foreign Subsidiaries.

                "Exercise Price" shall mean a dollar amount calculated by dividing the Aggregate Warrant Exercise Price by the Initial Shares of Common Stock.

                "Final Order" means an order or judgment rendered by the Bankruptcy Court or other court of competent jurisdiction that has been entered on the docket and (unless otherwise ordered by such court) as to which (i) both
(a) the time to seek reconsideration, rehearing, or new trial by the rendering court (hereinafter, a "Post-Trial Motion"), and (b) the time (including time resulting from a timely filed motion under Rule 8002(c) under the Federal Rules of Bankruptcy Procedure) to appeal or to seek a petition for review or certiorari (hereinafter, an "Appellate Court Review"), has expired (without regard to whether time to seek relief of a judgment under Rule 60(b) of the Federal Rules of Civil Procedure or Rule 9024 of the Federal Rules of Bankruptcy Procedure has expired); and (ii) either (a) no Post-Trial Motion or request for Appellate Court Review is pending, or (b) a Post-Trial Motion or a request for Appellate Court Review is pending but the subject order of judgment has not been stayed, amended, modified or reversed by a court of competent jurisdiction or, if stayed, such stay has been vacated or is no longer in effect. Without limiting the foregoing, the pendency of, or request for, a Post-Trial Motion or an Appellate Court Review shall not prevent an order from becoming final and being implemented, absent the entry of a stay by a court of competent jurisdiction and the continuation thereof.

                "Final Distribution Date" shall mean the first business day practicable after the Adjustment Date; provided, however, that if the Estimated Net Working Capital exceeds $1,000,000, the "Final Distribution Date" shall be the Closing Date.

                "Financial Statements" means the 1995 Financial Statements and the 1996 Financial Statements.

                "Foreign Subsidiaries" means the direct and indirect subsidiaries of SpectraVision that are incorporated in any country other than the United States of America.

                "Fully Diluted Outstanding Common Stock" means a number of shares of Common Stock equal to 125% of the Initial Shares of Common Stock.

                "GAAP" means generally accepted accounting principles consistently applied.

                "Initial Percentage" means the percentage equal to the difference between 27.5% of the Initial Shares of Common Stock and the Potential Additional Percentage.

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                "Initial Shares of Common Stock" means 30,000,000 shares of
Common Stock, or such other number of shares of Common Stock that is acceptable to Ascent and the Creditors' Committee.

                "Laws" means, with respect to any Person, all laws, statutes, rules, regulations, judgments, orders, writs, injunctions and decrees applicable to such Person or its properties or assets (whether foreign, provincial, federal, state or local).

                "Maximum Assumable Amount" means the sum of 95% of the Adjusted Current Assets as reflected in the Pre-Closing Balance Sheet and the Reserved Stock Value, if any.

                "Maximum Remaining Payment Amount" means the difference between
(i) the Adjusted Current Assets as reflected in the Adjusted Balance Sheet, and
(ii) the Non-Specified Payment Obligations as of the Adjustment Date; provided, however, that if Non-Specified Payment Obligations as of the Adjustment Date equal or exceed the Adjusted Current Assets as reflected in the Adjusted Balance Sheet, the Maximum Remaining Payment Amount shall be equal to zero.

                "Merger" has the meaning given to it in Section 8.3.3 of this Agreement.

                "Merger Agreement" means the merger agreement between OCV and On Command Merger Corporation, a wholly-owned subsidiary of Buyer, which agreement shall be substantially in the form of Exhibit A of this Agreement.

                "Non-Creditor Warrants" means Series A Warrants and Series C Warrant that entitle the holders thereof, upon initial issuance of such Warrants, to purchase an aggregate number of shares of Common Stock equal to 13% of the Fully Diluted Outstanding Common Stock.

                "Non-Specified Payment Obligations" means, (A) as of the Final Distribution Date, an amount equal to the sum of, without duplication, (i) the aggregate amount of the Adjusted Current Liabilities that have been assumed by Spectradyne pursuant to Section 4.1.5 of this Agreement, (ii) the aggregate amount of the Allowed Administrative Expenses that have been paid by Buyer and/or it subsidiaries pursuant to Section 4.1.4 of this Agreement as of the Final Distribution Date, and (iii) the aggregate amount of the Current Liabilities, if any, that have been assumed by Spectradyne pursuant to Section
4.1.4 of this Agreement as of the Final Distribution Date, and (B) as of the Adjustment Date, an amount equal to the sum of, without duplication, (i) the aggregate amount of the Adjusted Current Liabilities that have been assumed by Spectradyne pursuant to Section 4.1.5 of this Agreement, (ii) the aggregate amount of the Allowed Administrative

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Expenses that have been paid by Buyer and/or its subsidiaries pursuant to
Section 4.1.4 of this Agreement as of the Adjustment Date, and (iii) the aggregate amount of the Current Liabilities, if any, that have been assumed by Spectradyne pursuant to Section 4.1.4 of this Agreement as of the Adjustment Date.

                "Non-Spectradyne Debtors" has the meaning given to it in the first paragraph of this Agreement.

                "Non-Spectradyne Debtor Records" has the meaning given to in
Section 3.2.4(i) of this Agreement.

                "OCV" means On Command Video Corporation, a Delaware corporation, and its successors and assigns.

                "OCV Assets" means all of the assets, leases (which consist only of real estate operating leases with standard payment requirements), operations and business of OCV.

                "OCV Equipment" means any equipment leased by OCV to Spectradyne pursuant to an Equipment Lease.

                "OCV Reserved Stock" means the number of shares of Common Stock equal to the product (rounded to the nearest whole number) of: (i) the amount, if any, by which the Non-Specified Payment Obligations as of the Final Distribution Date exceeds the Adjusted Current Assets as reflected in the Adjusted Balance Sheet, and (ii) a fraction, the numerator of which shall be equal to the Initial Shares of Common Stock and the denominator of which shall be equal to the Aggregate Warrant Exercise Price; provided, however, that notwithstanding the foregoing, (A) there shall not be any shares of OCV Reserved Stock if either (1) the Estimated Net Working Capital is equal to or greater than $1,000,000, or (2) the Non-Specified Payment Obligations as of the Final Distribution Date do not exceed the Adjusted Current Assets as reflected in the Adjusted Balance Sheet by at least $250,000, and (B) the number of shares of OCV Reserved Stock shall not exceed the number of shares of Reserved Stock under any circumstances.

                "OCV Warrant Parties" means OCV's stockholders and any other persons or entities entitled to receive the Non-Creditor Warrants pursuant to the terms of the Merger Agreement.

                "Parties" has the meaning given to it in the first paragraph of this Agreement.


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                "Plan" means a plan of reorganization for the Debtors, as
amended or modified, that (i) has been prepared and submitted by the PSA Parties to the Bankruptcy Court, and (ii) satisfies the conditions set forth in Sections
8.2.6 and 8.3.11 of this Agreement.

                "Plan Sponsor" has the meaning given to it in the Procedures Order.

                "Plan Sponsor Agreement" has the meaning given to it in the recitals of this Agreement.

                "Post-Trial Motion" has the meaning given to it in the definition of Final Order.

                "Potential Additional Percentage" means the percentage (rounded to the nearest one-thousandth) calculated by dividing the number of shares of Reserved Stock by the number of shares of Initial Shares of Common Stock.

                "Pre-Closing Balance Sheet" has the meaning given it in Section
7.12.1 of this Agreement.

                "Procedures Order" has the meaning given to it in the recitals to this Agreement.

                "PSA Parties" has the meaning given to it in the recitals to this Agreement.

                "Records" means the Non-Spectradyne Debtor Records and the Spectradyne Records.

                "Registration Rights Agreement" means a registration rights agreement substantially in the form attached to this Agreement as Exhibit B.

                "Rental Charges" means the aggregate amount of rental charges payable to OCV by Spectradyne under the Equipment Leases, which shall be equal to OCV's cost of capital in connection with any debt incurred by OCV in providing OCV Equipment to Spectradyne (which shall include any interest on the debt incurred to purchase and install such equipment).

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                "Reserved Amount" means (i) if the Estimated Net Working Capital is positive but less than $1,000,000, the difference between $1,000,000 and the Estimated Net Working Capital, (ii) if the Estimated Net Working Capital is negative, the sum of $1,000,000 and the absolute value of the Estimated Net Working Capital; provided, however, that Reserved Amount shall not exceed $10,000,000 under any circumstances, and (iii) if the Estimated Net Working Capital is equal to or greater than $1,000,000, then the Reserved Amount shall be zero.

                "Reserved Stock" means a number of authorized but unissued shares of Common Stock (rounded to the nearest whole number) that is determined as follows: (i) if the Estimated Net Working Capital is less than $1,000,000, a number of shares of Common Stock equal to the product of Initial Shares of Common Stock and a fraction, the numerator of which shall be equal to the Reserved Amount and the denominator of which shall be equal to the Aggregate Warrant Exercise Price, and (ii) if the Estimated Net Working Capital is greater than or equal to $1,000,000, there shall be no shares of Reserved Stock.

                "Reserved Stock Value" means an amount equal to the product of the number of shares of Reserved Stock and a fraction, the numerator of which shall be equal to the Aggregate Warrant Exercise Price and the denominator of which shall be equal to the number of Initial Shares of Common Stock.

                "Resolution Period" means the twenty (20) day period following delivery of the Closing Balance Sheet to Buyer pursuant to Section 7.12.1 of this Agreement.

                "SEC" means the Securities and Exchange Commission.

                "Securities Act" means the Securities Act of 1933, as amended.

                "Spectradyne" means Spectradyne, Inc., a Texas corporation.

                "Spectradyne Records" means all records relating to Spectradyne's business (including, but not limited to, all books of account, customer lists, supplier lists, employee personnel files, tax records and information, local public records file materials, engineering data, logs, programming records, consultants' reports, budgets, financial reports and projections, and sales, operating and business plans, that relate to or are used in the operation of Spectradyne's business or necessary or desirable to show compliance with any Law applicable to Spectradyne).

                "Spectradyne Stock" means all of the outstanding shares of capital stock of Spectradyne and all other securities exchangeable or exercisable for, or convertible into, shares of capital stock of Spectradyne and all other rights or claims for the purchase or issuance, with or without consideration, of shares of capital stock of Spectradyne.

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                "SPI Newco" means SPI Newco, Inc., a wholly-owned subsidiary of
SpectraVision that owns the Spectradyne Stock.

                "SPI Newco Debt" has the meaning given to it in Section 3.2.3 of this Agreement.

                "SpectraVision" means SpectraVision, Inc., a Delaware corporation.

                "Termination Notice" has the meaning given to it in Section 11.4 of this Agreement.

                "Total Buyer Debt" means the aggregate amount of consolidated debt of Buyer and its subsidiaries (including, but not limited to, OCV, Spectradyne and any subsidiary of Spectradyne or OCV) that is outstanding as of the Closing Date after giving effect to the Transactions (including, but not limited to, the aggregate amount of the Additional OCV Debt and all of the debt incurred by Buyer in connection with its obligations under this Agreement).

                "Transactions" means all of the transactions contemplated by this Agreement and the Merger Agreement.

                "Warrant Agreement" means a warrant agreement substantially in the form attached to this Agreement as Exhibit C.

                "Warrant Certificate" means a certificate representing a Warrant and substantially in the form attached as an exhibit to the Warrant Agreement.

                "Warrants" means seven-year warrants for the purchase of Common Stock, consisting of Series A Warrants, Series B Warrants and the Series C Warrant, all of which shall be issued pursuant to the Warrant Agreement. Each series of Warrants shall be evidenced by a Warrant Certificate and shall have the terms applicable to such series of Warrants set forth in the Warrant Agreement. Each share of Common Stock purchasable upon the exercise of a Warrant of any series shall have an initial purchase price equal to the Exercise Price payable in the manner specified in the Warrant Agreement for such series of Warrants.

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
                                    SECTION 2
                    PROCEDURES ORDER; PLAN SPONSOR AGREEMENT

                This Agreement shall in no way adversely affect, modify or limit any of the rights of, or the benefits provided to, Ascent under the Procedures Order (including, but not limited to, the rights of Ascent to reimbursement of expenses, over-bid protection and break-up fees) or the Disclosure Statement Order. This Agreement and the Merger Agreement collectively supersede, replace and terminate the Plan Sponsor Agreement; provided, however, that notwithstanding the foregoing, (i) the Addendum shall not be superseded, replaced, terminated or otherwise affected by this Agreement or the Merger Agreement, and (ii) all of the rights and obligations of Ascent, OCV, the Debtors and the Creditors' Committee under the Addendum shall remain in full force and effect.




                                    SECTION 3
               SALE OF SPECTRADYNE STOCK AND RELATED TRANSACTIONS

                3.1 Spectradyne Stock. Subject to the terms and conditions of this Agreement, pursuant to the Plan, on the Closing Date, SPI Newco shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from SPI Newco, the Spectradyne Stock free and clear of all liens, claims, interests, rights of others and encumbrances of every kind.

                3.2 Actions to be Taken by the Debtors. Prior to or contemporaneously with the sale and assignment of the Spectradyne Stock to Buyer, the following shall have occurred:

                           3.2.1 Excluded Assets and Subsidiaries. All of the
Excluded Assets owned by Spectradyne, if any, shall have been assigned and transferred to SPI Newco and the capital stock of all Excluded Subsidiaries shall have been assigned and transferred by Spectradyne to SPI Newco.

                           3.2.2 Name Change. Unless otherwise directed by
Ascent, Spectradyne shall have changed its name to SpectraVision, Inc. and SpectraVision shall have changed its name to one that is acceptable to Buyer and, any other Non-Spectradyne Debtor that has the term "Spectra" or "Vision" in its name shall change its name to one that is acceptable to Buyer.

                           3.2.3 Contribution of Spectradyne Debt. Any debt (the
"SPI Newco Debt") that is owed by Spectradyne or any of its subsidiaries to SPI Newco or SpectraVision shall have been contributed to the capital of Spectradyne; provided, however, that unless otherwise agreed to by Ascent in writing, none of the SPI Newco Debt shall be discharged pursuant to the Plan or otherwise. Notwithstanding the foregoing, (i) nothing in this Agreement shall limit or otherwise affect the distributions to be made pursuant to the Plan to Creditors on account of the SPI Newco Debt or any other intercompany debt, and
(ii) neither Ascent nor Buyer shall be entitled to receive any distribution under the Plan on account of the SPI Newco Debt or any other intercompany debt.

                           3.2.4 Assignment of Non-Spectradyne Debtor Assets to
Spectradyne. All of the Assets owned by the Non-Spectradyne Debtors shall have been assigned and transferred to Spectradyne, which shall include, without limitation, the following assets and properties of the Non-Spectradyne Debtors:

                                (a) All rights of the Non-Spectradyne Debtors
under the following: (i) all contracts, leases and licenses assumed by the Non-Spectradyne Debtors at the written direction of Ascent or Buyer pursuant to
Section 7.9 of this Agreement, all of which are identified on Schedule 3.2.4(a)(i) to this Agreement, as amended by Buyer pursuant to Section 3.5 of this Agreement, and (ii) all other contracts, leases and licenses that (a) have been entered into by the Non-Spectradyne Debtors since the commencement of the Bankruptcy Case in the ordinary course of business or that have been assumed by the Non-Spectradyne Debtors pursuant to a Bankruptcy Court Order, and (b) are identified on Schedule 3.2.4(a)(ii) to this Agreement, as amended by Buyer pursuant to Section 3.5 of this Agreement. At any time prior to the Closing Date, Ascent or Buyer may, in its sole discretion, direct the Non-Spectradyne Debtors to assume any contract or lease pursuant to Section 7.9 of this Agreement and any such contract or lease shall be added to Schedule 3.2.4(a)(i) to this Agreement.

                                (b) All copyrights, patents, trademarks,
tradenames, slogans, logos, service marks, computer software, data processing files, systems and programs, business lists, trade secrets, sales and operating plans and other similar intangible property owned by the Non-Spectradyne Debtors (including, but not limited to, the name "SpectraVision" and all other intangible property identified on Schedule 3.2.4(b) to this Agreement).

                                (c) All Authorizations obtained by or issued to
the Non-Spectradyne Debtors in connection with the operation of their businesses (including, but not limited to, the Authorizations identified on Schedule 3.2.4(c) to this Agreement).

                                (d) All personal property and equipment owned by
the Non-Spectradyne Debtors (including, but not limited to, the property and equipment described on Schedule 3.2.4(d) to this Agreement).

                                (e) All real property owned by the
Non-Spectradyne Debtors identified on Schedule 3.2.4(e) to this Agreement.

                                (f) All of the capital stock and other equity
interests owned by any of the Non-Spectradyne Debtors in (i) the Foreign Subsidiaries, and (ii) every other corporation, limited liability company, foreign company, limited partnership, general partnership and other entity (other than the Non-Spectradyne Debtors), each of which is identified on
Schedule 3.2.4(f) to this Agreement.

                                (g) All current assets of the Non-Spectradyne
Debtors other than the cash transferred to the Debtors' Estates in accordance with Section 3.3(vii) of this Agreement.

                                (h) All claims of the Non-Spectradyne Debtors
(other than the SPI Newco Debt, which shall be contributed to Spectradyne pursuant to Section 3.2.3 of this Agreement) against all persons and entities (other than another Non-Spectradyne Debtor) other than those claims described in
Section 3.3(v) of this Agreement.

                                (i) All records (the "Non-Spectradyne Debtor
Records") relating to the Non-Spectradyne Debtors' businesses and the Assets owned by the Non-Spectradyne Debtors (including, but not limited to, all books of account, customer lists, supplier lists, employee personnel files, tax records and information, local public records file materials, engineering data, logs, programming records, consultants' reports, budgets, financial reports and projections, and sales, operating and business plans, that relate to or are used in the operation of any the Non-Spectradyne Debtor's business or necessary or desirable to show compliance with any Law applicable to the Non-Spectradyne Debtors).

                3.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the "Excluded Assets"):
(i) the contracts, leases, licenses, real and personal property and other assets, if any, of Spectradyne identified on Schedule 3.3(a) to this Agreement; provided, however, that the Excluded Assets may not include any contract or lease assumed by Spectradyne at the written direction of Ascent or Buyer pursuant to Section 7.9 of this Agreement, (ii) the assets and properties, if any, of the Non-Spectradyne Debtors identified on Schedule 3.3(b) to this Agreement, (iii) all contracts, leases and licenses of the Non-Spectradyne Debtors other than those identified on Schedule 3.2.4(a)(i) or 3.2.4(a)(ii) to this Agreement, (iv) the claims of each Non-Spectradyne Debtor against any other Non-Spectradyne Debtor, (v) all causes of action and avoidance powers of the Debtors other than the causes of action and avoidance powers related to, or derived from, the leases and executory contracts assumed by and/or assigned to Spectradyne after giving effect to Section 3.2 of this Agreement, (vi) any real estate owned by the Non-Spectradyne Debtors that is not identified on Schedule 3.2.4(e) to this Agreement, and (vii) to the extent necessary, a reason-able amount of the Debtors' cash that is transferred to the Debtors' Estates to pay the Debtors' administrative expenses, which amount shall have been approved by the Bankruptcy Court.

                3.4 Ownership of the Assets. Upon and after the Closing, (i) Spectradyne shall own all of the Assets free and clear of all liens, claims, interests and encumbrances to the fullest extent permitted by the Bankruptcy Code; provided, however, that to the extent known to any Debtor, all liens, claims, interests and encumbrances in, on or against any of the Assets that will not be discharged pursuant the Plan are identified on Schedule 3.4 to this Agreement, and (ii) Spectradyne shall not, directly or indirectly, own or have any liability under or with respect to any of the Excluded Assets.

                3.5 Modification of Schedules. Prior to the Closing Date, Buyer may amend any of the Schedules to this Agreement to reclassify any Asset as an Excluded Asset (other than any lease or executory contract assumed by any of the Debtors at the written direction of Ascent or Buyer or assumed by any Debtor pursuant to a Bankruptcy Court Order) and to reclassify any Excluded Asset (other than any the causes of action and avoidance powers described in Section 3.3(v) of this Agreement) as an Asset.




                                    SECTION 4
                            ASSUMPTION OF LIABILITIES

                4.1 Assumption of Debtors' Liabilities. Upon and after the Closing, none of Buyer, Spectradyne or any of their post-closing affiliates shall have any responsibility or liability for any of the Debtors' pre- or post-petition liabilities or obligations other than as expressly provided in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.4 and 4.1.5 of this Agreement.

                      4.1.1 DIP Loan. Buyer and/or its subsidiaries shall be responsible for paying all amounts due and payable under the DIP Loan Agreement on the Closing Date up to a maximum amount of $40,000,000 with the proceeds from a financing facility to be entered into by Buyer and/or its subsidiaries on such terms and conditions as shall be satisfactory to Buyer in its sole discretion after consultation with SpectraVision and the Creditors' Committee (all amounts payable under or with respect to the DIP Loan Agreement in excess of $40,000,000 shall be paid by the Debtors' Estates); provided, however, that each Party acknowledges and agrees that so long as Buyer is a consolidated subsidiary of COMSAT Corporation under GAAP, Buyer shall be subject to Ascent's intercompany agreements with COMSAT Corporation.

                      4.1.2 Amounts Due Under Assumed and Post-Petition Contracts. Buyer and/or its subsidiaries shall be responsible for paying the Allowed Administrative Expenses and Cure Payments payable by the Debtors with respect to all of the contracts and leases that were (i) assumed by any Debtor pursuant to a Bankruptcy Court Order (excluding contracts and leases assumed at the written direction of Ascent or Buyer pursuant to Section 7.9 of this Agreement), or (ii) entered into by any Debtor in the ordinary course of its business since the commencement of the Bankruptcy Case; provided, however, that
(a) the amounts payable by Buyer pursuant to this Section 4.1.2 shall only be for the liabilities identified or described in the Addendum, and (b) the aggregate amount payable by Buyer pursuant to this Section 4.1.2 with respect to each liability identified or described in the Addendum shall not exceed the amount set forth in the Addendum with respect to such liability.

                      4.1.3 Amounts Due Under Assumed Contracts at the Direction of Ascent or Buyer. Buyer and/or its subsidiaries shall pay all of the Cure Payments that are payable with respect to, and Buyer shall assume all of the Debtors' other liabilities and obligations (exclusive of the amounts payable by the Debtors pursuant to Section 7.2(b) of this Agreement) under, the contracts and leases assumed by the Debtors at the written direction of Ascent or Buyer pursuant to Section 7.9 of this Agreement (and transferred to Spectradyne on or prior to the Closing Date pursuant to Section 3.2.4 of this Agreement). The amounts to be paid by Buyer pursuant to this Section 4.1.3 shall be quantified to the extent feasible and, to the extent not quantifiable, described on
Schedule 4.1.3 to this Agreement (which schedule shall be revised and updated by the Debtors to the extent necessary or appropriate on a regular basis until the Closing Date, and a copy of each revised schedule shall be provided to Buyer promptly after each revision or update).

                      4.1.4 Allowed Administrative Expenses and Current Liabilities. Notwithstanding anything to the contrary in Section 4.1.5 of this Agreement, from and after the Closing Date until the Adjustment Date, to the extent that the Debtors' Estates have inadequate funds to pay the Allowed Administrative Expenses and the Current Liabilities, if any, that are not set forth on the Pre-Closing Balance Sheet, Buyer and/or its subsidiaries shall provide the Debtors' Estates with sufficient funds to pay such expenses, and Spectradyne shall assume such liabilities, up to an aggregate amount not to exceed the sum of the Estimated Net Working Capital and the Reserved Stock Value, if any. Notwithstanding anything to the contrary in Section 4.1.5 of this Agreement, after the Adjustment Date, to the extent that the Debtor's Estates have inadequate funds to pay the Allowed Administrative Expenses and the Current Liabilities, if any, that are not set forth on the Pre-Closing Balance Sheet, Buyer and/or its subsidiaries shall provide the Debtors' Estates with sufficient funds to pay such expenses, and Spectradyne shall assume such liabilities, up to an aggregate amount not to exceed the Maximum Remaining Payment Amount.

                      4.1.5 Current Liabilities. On the Closing Date, subject to
Section 4.2 of this Agreement and the limits set forth in this Section 4.1.5, Spectradyne shall assume the Current Liabilities identified on the Pre-Closing Balance Sheet (exclusive of the current liabilities of the Foreign Subsidiaries, which shall remain the obligations of the Foreign Subsidiaries) up to a maximum amount not to exceed the Current Liabilities specified in the Pre-Closing Balance Sheet; provided, however, that if the Adjusted Current Liabilities set forth on the Pre-Closing Balance Sheet exceed the Maximum Assumable Amount, the Current Liabilities to be assumed by Spectradyne pursuant to this Section 4.1.5 shall be reduced until the Adjusted Current Liabilities equals the Maximum Assumable Amount, in which case Buyer shall designate the Current Liabilities that will not be assumed by Spectradyne and the Debtors' Estates shall remain liable for all Current Liabilities not assumed by Spectradyne. The Current Liabilities assumed by Spectradyne pursuant to this Section 4.1.5 and the liabilities assumed by Spectradyne pursuant to Sections 4.1.3 and 4.1.4 of this Agreement (the "Assumed Liabilities") shall be paid by Spectradyne in accordance with the terms of such liabilities.

                4.2 Discharge and Payment of Debtors' Liabilities. (a) The Plan shall discharge all liabilities of, and claims against, the Debtors as of the Closing Date other than (i) Assumed Liabilities, and (ii) the SPI Newco Debt, which shall be contributed to the capital of Spectradyne pursuant to Section
3.2.3 of this Agreement.

                           (b) Except for the Assumed Liabilities and the other
liabilities for which the Buyer and/or its subsidiaries are expressly responsible for paying pursuant to Section 4.1 of this Agreement, none of Buyer, Spectradyne or any of their post-closing affiliates shall have any responsibility or liability for any expenses or liabilities of, or any claims (whether matured, contingent or otherwise) against, the Debtors, all of which shall be the responsibility and liability of the Debtors' Estates. In the event that there is any Excess Payment as of the Adjustment Date, the Debtors' Estates shall promptly pay Buyer an amount equal to such Excess Payment, which at the option of the Creditors' Committee may be paid with either cash or a number of shares of Common Stock equal to the Excess Stock Payment.

                           (c) Notwithstanding any provision in this Agreement
(including, without limitation, Section 4.1) to the contrary, none of Buyer, Spectradyne or any of their post-closing affiliates shall have any liability or responsibility for any amounts due under or with respect to the DIP Loan Agreement in excess of $40,000,0000.

                                    SECTION 5
                                 PURCHASE PRICE

                5.1 Total Consideration for the Spectradyne Stock and the Assets. The sole consideration for the sale of the Spectradyne Stock by SPI Newco to Buyer, and the transfer of the Assets owned by the Non-Spectradyne Debtors to Spectradyne, shall be shares of Common Stock as provided in Section
5.1.1 of this Agreement and Warrants as provided in Section 5.1.2 of this Agreement.

                      5.1.1 Common Stock. (a) On the Closing Date, contemporaneously with the consummation of the transactions contemplated by
Section 3 of this Agreement, and in consideration therefor, Buyer shall issue an aggregate number of shares of Common Stock that represents the Initial Percentage to the Creditors, or an agent on their behalf, in accordance with the provisions of the Plan.

                           (b) On the Final Distribution Date, in consideration
for the sale of the Spectradyne Stock to Buyer and the transfer of the Assets owned by the Non-Spectradyne Debtors to Spectradyne, Buyer shall issue all shares of Reserved Stock other than the OCV Reserved Stock, if any, to the Creditors, or an agent on their behalf, in accordance with the provisions of the Plan.

                      5.1.2 Creditor Warrants. On the Closing Date Buyer shall issue the Creditor Warrants to the Creditors, or an agent on their behalf, in accordance with the provisions of the Plan.

                5.2 Issuance of Common Stock and Warrants to OCV's Stockholders.

                      5.2.1 Common Stock. (a) Upon consummation of the Merger, and in consideration therefor, on the Closing Date Buyer shall issue 72.5% of the Initial Shares of Common Stock to OCV's stockholders in accordance with the provisions of the Merger Agreement.

                           (b) On the Final Distribution Date Buyer shall issue
the OCV Reserved Stock, if any, to OCV's stockholders in accordance with the provisions of the Merger Agreement.

                      5.2.2 Non-Creditor Warrants. Upon consummation of the Merger, on the Closing Date Buyer shall issue the Non-Creditor Warrants to the OCV Warrant Parties in accordance with the provisions of the Merger Agreement.

                5.3  Certain Corporate Matters.

                      5.3.1 Buyer's Certificate of Incorporation. As of the Closing Date, the certificate of incorporation of Buyer (the "Certificate of Incorporation") shall be substantially in the form attached to this Agreement as Exhibit D.

                      5.3.2 Buyer's Bylaws. As of the Closing Date, the bylaws of Buyer (the "Bylaws") shall be substantially in the form attached to this Agreement as Exhibit E.

                      5.3.3 Registration Rights. Subject to standard and customary terms, conditions and exceptions, any Creditor that receives 10% or more of the outstanding shares of Common Stock pursuant to the Plan shall have
(i) piggyback rights to obtain registration of its shares of Common Stock in the event that Buyer files a registration statement on behalf of itself or any of its stockholders (the costs of registering such shares shall be at the expense of Buyer as and to the extent provided in the Registration Rights Agreement and all other costs of registering such shares shall be at the expense of such Creditor), and (ii) the right to demand registration of its shares, at the expense of such Creditor.




                                    SECTION 6
                  REPRESENTATIONS AND WARRANTIES OF THE DEBTORS

                The Debtors hereby jointly and severally make the following representations and warranties to Buyer, all of which shall be true and correct as of the date of this Agreement and on the Closing Date:

                6.1 Title to Real Property; No Liens. The Debtors have, and after the Closing Spectradyne shall have, good and marketable title to the real property reflected in the Financial Statements, and other than the lien granted in connection with the DIP Loan or other customary "permitted encumbrances," or that are reflected in the Financial Statements, there are no liens or encumbrances against any such assets, other than liens and encumbrances that will be removed as of the Closing Date.

                6.2 Financial Condition. The financial statements (the "1995 Financial Statements") of SpectraVision and its subsidiaries set forth in SpectraVision's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which was filed with the SEC on or about March 30, 1996, fairly present (in accordance with generally accepted accounting principles except as otherwise set forth in Notes thereto consistently applied) the financial condition and results of operations of SpectraVision and its subsidiaries at and for period reported thereon. There exists no material adverse change in such financial condition or results of operations of the Debtors since December 31, 1995, except as reflected in SpectraVision's unaudited financial statements for the periods ending January 31, 1996, and February 29, 1996 (collectively, the "1996 Financial Statements"), copies of which have been provided to Ascent and OCV and which fairly present (in accordance with generally accepted accounting principles except as otherwise set forth in Notes thereto consistently applied) the financial condition and results of operations of the Debtors; provided, however, that Buyer understands and acknowledges that the continuation of trends reflected in the Financial Statements shall not constitute a material adverse change.

                6.3 No Right of Termination by Major Customers or Suppliers. There are no grounds that would allow any of the Debtors' five largest (by number of rooms served by the Debtors) hotel customers, or any of the Debtors' major studio movie suppliers or free-to-guest programming suppliers, to terminate their existing service contracts, other than breaches that (i) will be cured in connection with the assumption of such contracts under Section 365 of the Bankruptcy Code, or (ii) are unenforceable under the Bankruptcy Code.

                6.4 Environmental Liabilities. The Debtors have provided Ascent with the Environmental Assessment Report, dated July 1995, which was prepared by ENTRIX, Inc. Other than the liabilities set forth in such Environmental Assessment Report (which the Debtors do not concede are material), none of the Debtors has any material environmental liability.

                6.5 Tax Liabilities. None of the Debtors has any material federal, state or foreign tax liability that may be assessed against or collected from Buyer as a successor of the Debtors or otherwise.




                                    SECTION 7
                        PRE- AND POST-CLOSING OBLIGATIONS

                7.1 Agreement to Support Plan. Each Party agrees that (i) Ascent shall be the Plan Sponsor as provided in the Procedures Order, (ii) it will sponsor and support the Plan, which will reflect the terms set forth in this Agreement and the Merger Agreement, (iii) it will reasonably cooperate in preparing and submitting the Plan, the Disclosure Statement and all other documents necessary to obtain confirmation of the Plan, and (iv) it will provide the other Parties with whatever information is reasonably necessary for the preparation of the Plan and Disclosure Statement. In addition, each of the Debtors and the Creditors' Committee agrees that (a) it will not solicit any other bids to acquire the Spectradyne Stock or any of the Assets, (b) it will not negotiate with any other person or entity concerning the disposition of the Spectradyne Stock or any of the Assets except as provided in the Procedures Order, (c) it will not support any other plan of reorganization for the Debtors except as provided in the Procedures Order, (d) it will inform Ascent and Buyer within one business day of the receipt of any unsolicited bid that is received by the Debtors or the Creditors' Committee with respect to the Spectradyne Stock or any of the Assets, and (e) Ascent shall be entitled to the protections and benefits that the Procedures Order provides for the Plan Sponsor.

                7.2 Operation of the Debtors' Business Prior to Closing. (a) Prior to the Closing, except as provided in Section 7.9 of this Agreement, the Debtors shall operate their businesses in the ordinary course as conducted on April 19, 1996 and will use their best efforts to maintain favorable relationships with major hotel customers.

                      (b) If and to the extent that the Debtors have been making any payments on any leases or executory contracts during the Bankruptcy Case prior to the date of the Plan Sponsor Agreement, the Debtors shall continue to make such payments (which shall be on the same terms as the payments made by the Debtors prior to the date of the Plan Sponsor Agreement) until the Closing Date.

                7.3 Securities Law Exemption and Stock Market Listing. The Parties shall seek to structure the Transactions so that the Common Stock and Warrants to be distributed to the Creditors pursuant to the Plan will qualify for the registration exemption under section 1145 of the Bankruptcy Code. The Parties agree to use their best efforts to cause the Common Stock and the Warrants to be listed on a securities exchange or the Nasdaq National Market as soon as practicable after the date of this Agreement.

                7.4 Use of Intellectual Property. After the Closing, neither SpectraVision nor any of its subsidiaries shall use the terms "Spectra" or "Vision" as part of its corporate name or d/b/a name or otherwise use any name that is similar to SpectraVision or Spectradyne.

                7.5 Employee Matters. (a) On or before the business day immediately preceding the Closing Date, Spectradyne shall terminate the employment of all of its officers and other employees. Except as may otherwise be provided in Section 4 of this Agreement, neither Buyer nor any of its affiliates shall have any liability on account of the Debtors' employees (including without limitation any liability arising in connection with or with respect to any of the following: unemployment insurance contributions, termination payments, severance payments, retirement, pension, profit-sharing, bonus, severance pay, disability, health, accrued vacation, accrued sick leave or other employee benefit plans, agreements or understandings). Subject to
Section 7.5(b) of this Agreement, if Buyer or any of its subsidiaries elect to hire any employee of Debtors, the terms and conditions (including the scope and amount of all benefits) under which any employment will be offered to employees of such Debtor by Buyer (or any of its subsidiaries) shall be determined by Buyer in its sole discretion. To the extent required by applicable law, prior to the Closing Date each Debtor shall provide all necessary notices to the employees of such Debtor with respect to the closing of any of such Debtor's facilities, and the Debtors' Estates shall be responsible for all (and from and after the Closing none of Buyer, Spectradyne or any of their post-closing affiliates shall be responsible for any) of the liabilities that may arise as a result of any failure by any Debtor to provide any such notices.

                           (b) Buyer (or any of its subsidiaries) may extend
offers of employment to those employees of the Debtors that Buyer desires to hire, which offers shall be on terms and conditions that Buyer shall determine in its sole discretion. Each Debtor hereby waives any and all claims against Buyer, Buyer's affiliates and/or such Debtor's employees arising from any such employment (including, without limitation, any claims arising under or with respect to any employment agreement or agreement not to compete). Each Debtor shall cooperate with Buyer in Buyer's efforts to secure satisfactory employment arrangements with such Debtor's employees to whom Buyer (or any of its subsidiaries) makes offers of employment.

                           (c) Nothing in this Agreement, the Merger Agreement
or the Plan Sponsor Agreement shall confer upon any employee of any Debtor any right to be employed after the Closing Date by Buyer, Spectradyne or any of their subsidiaries or post-closing affiliates. In addition, nothing in this Agreement shall prevent the Debtors from taking actions that seek to minimize the expenses incurred by the Debtors' Estates in connection with the termination to the Debtors' employees.

                7.6 Reformulation of Plan. If following the filing of the Plan and Disclosure Statement, any of the Debtors or the Creditors' Committee notify Ascent that there are substantial grounds for concluding that the Plan cannot be confirmed within a reasonable period of time, then Ascent shall have a thirty
(30) day exclusive period to reformulate the terms of the Plan.

                7.7 Agreements with Ascent. Prior to the Closing Date, Ascent and its affiliates may enter into agreements with Buyer (or any of Buyer's subsidiaries) with respect to the provision of management services, matters of corporate governance, technology licensing, tax sharing and other operating matters, subject to the approval of Buyer's board of directors and on terms at least as favorable as may be available to Buyer in comparable third-party transactions.

                7.8 No Conflicting Agreements. No Party shall enter into any agreement that would adversely affect (i) its ability to perform its obligations under this Agreement, or (ii) the rights of any other Party under this Agreement or the Procedures Order.

                7.9 Assumption, Rejection and Modification of Agreements. On and after May 18, 1996, the Debtors shall not assume or reject any leases or executory contracts, incur any material indebtedness or obligations (other than pursuant to the DIP Loan Agreement), amend the terms of the DIP Loan Agreement, or enter into or amend any other material contracts or make any material commitments (including, without limitation, any employment or severance agreements), without prior written notice to and consultation with Ascent. If directed by Buyer or Ascent in writing, Spectradyne shall move to assume and the Non-Spectradyne Debtors shall move to assume and assign to Spectradyne, any supplier, customer or other contracts or leases that Ascent or Buyer determine are necessary for the provisions of services by Buyer, Spectradyne and their post-closing affiliates, and each such assumption and assignment shall become effective on the Closing Date. Buyer and its subsidiaries shall have the right to find alternative sources of products and services and will have no obligation to agree to the assumption by any of the Debtors, or the assignment to Spectradyne, of any contract or lease. The Parties will cooperate to minimize the costs to be incurred by Buyer, Spectradyne and their post-closing affiliates pursuant to Section 4 of this Agreement.

                7.10 Financial and Budgetary Information. On and after May 18, 1996, (i) the Debtors shall provide Ascent with copies of the financial and budgetary information provided to the DIP Lender and/or the Creditors' Committee, and (ii) Buyer shall cause OCV to provide the Debtors and the Creditors' Committee, subject to an appropriate confidentiality agreement, with comparable financial information.

                7.11 Cooperation. (a) The Debtors and Ascent shall (i) cause any necessary filings with any governmental agency to be made expeditiously, and
(ii) obtain or cooperate in obtaining any necessary government or third-party approvals (including, without limitation, any filings or registrations with the SEC or state securities regulatory authorities). In addition, each of the Parties agrees to use its best efforts to expeditiously prepare, file and seek confirmation of the Plan.

                           (b) After the Closing Date, Buyer shall provide
SpectraVision and the Creditors' Committee with reasonable access to (i) the Records, and (ii) the former employees of the Debtors that are hired by Buyer; provided, however, that any such access shall only be given during normal business hours of Buyer and/or its subsidiaries at the place of their business; provided further that any reasonable fees, costs and expenses incurred or suffered by Buyer or its subsidiaries in connection with providing such access shall be paid by the Party requesting such access.

                      (c) After the Closing Date, the Debtors shall provide Buyer and/or its representatives, agents and designees with (i) reasonable access to the Debtors books and records, employees, agents, accountants, advisors and other representatives, and (ii) such other persons and information as Buyer shall request with respect to the assets, liabilities and businesses of the Debtors; provided, however, that any such access shall only be given during normal business hours of the Debtors at the place of their business; provided further that any reasonable fees, costs and expenses incurred or suffered by the Debtors in connection with providing such access shall be paid by Buyer.

                7.12 Balance Sheets.

                      7.12.1 Pre-Closing and Closing Balance Sheets. At least five (5) business days prior to the Closing Date, SpectraVision shall deliver to Ascent a pro forma balance sheet for Spectradyne (the "Pre-Closing Balance Sheet"), which shall set forth SpectraVision's best estimate of the Current Assets, Current Liabilities, Adjusted Current Assets and Adjusted Current Liabilities as of the Closing Date after giving effect to the provisions of Sections 3 and 4 of this Agreement. Within 15 days after the Closing Date, SpectraVision shall deliver a balance sheet for Spectradyne (the "Closing Balance Sheet"), which shall fairly present the Current Assets, Current Liabilities, Adjusted Current Assets and Adjusted Current Liabilities as of the Closing Date after giving effect to the provisions of Sections 3 and 4 of this Agreement. The Pre-Closing Balance Sheet and the Closing Balance Sheet shall each be (i) prepared from the books and records of the Debtors in conformity with GAAP, and (ii) accompanied by worksheets that support the calculation of the Adjusted Current Assets and the Adjusted Current Liabilities. In addition, the Closing Balance Sheet shall be accompanied by a letter from the Debtors' accountants (which shall be in form and substance reasonably satisfactory to Buyer) stating that the Closing Balance Sheet (a) has been prepared in a manner consistent with the Financial Statements in conformity with GAAP, and (b) fairly presents the assets and liabilities set forth therein.

                      7.12.2 Buyer's Statement and Resolution Period. Within twenty (20) days of the delivery of the Closing Balance Sheet to Buyer, Buyer may deliver a written statement (the "Buyer's Statement") to SpectraVision and the Creditors' Committee setting forth any disagreement that Buyer or its accountants has with respect to the accuracy of the computation or classification of the Current Assets, Current Liabilities, Adjusted Current Assets or Adjusted Current Liabilities reflected in the Closing Balance Sheet; provided, however, that if any Debtor has not provided Buyer and its representatives with reasonable access immediately after the Closing in accordance with the provisions of Section 7.12.3 of this Agreement, the time in which Buyer may deliver the Buyer's Statement shall be extended by the number of days that Buyer and/or its representatives were not provided such access.

                7.12.3 Access to be Provided by the Debtors. The Debtors shall provide Buyer and Buyer's accountants, and their respective representatives, with reasonable access to all books and records of the Debtors (including, but not limited to, the books, records, schedules, work papers and audit programs of the Debtors' accountants), and Buyer shall be permitted to examine and make copies of such books and records. In addition, the Debtors shall provide Buyer with reasonable access to representatives of the Debtors' accountants.

                7.12.4 Resolution of Disputes. In the event that SpectraVision, the Creditors' Committee and Buyer are unable to reach an agreement with respect to any disagreement that Buyer has with respect to the Closing Balance Sheet as set forth in the Buyer's Statement prior to the expiration of the Resolution Period, then Buyer may commence an action before the Bankruptcy Court to resolve each disagreement that Buyer has with respect to the Closing Balance Sheet as soon as practicable after the expiration of the Resolution Period (or such earlier date as is acceptable to Buyer, SpectraVision and the Creditors' Committee).

                7.13 Equipment and Supplies. Buyer shall be responsible for acquiring, at its expense, all equipment, supplies, materials, hardware and software, and services reasonably necessary for (i) the operation of its business (and the business of each of its subsidiaries) after giving effect to the Transactions, and (ii) carrying out the contractual and other obligations that Buyer (and its subsidiaries) will undertake under the Plan and the ancillary agreements thereunder.

                7.14 Further Assurances. After the Closing, (i) the Debtors and the Creditors' Committee shall, at the request of Buyer or Ascent, take such additional actions, and execute and deliver such additional documents and instruments, as may be reasonably necessary or appropriate to effect the transactions contemplated by, and to carry out the intent of, this Agreement, and (ii) Buyer shall, at the request of the Debtors' or the Creditors' Committee, take such additional actions, and execute and deliver such additional documents and instruments, as may be reasonably necessary or appropriate to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

                7.15 Incurrence of Debt by Buyer. Buyer and its subsidiaries may borrow funds on or prior to the Closing Date in such amounts as are determined by Buyer to be necessary to perform all of their obligations under this Agreement and the Merger Agreement. Subject to Section 7.7, any debt incurred by Buyer under or in connection with this Agreement and the Merger Agreement shall be on terms and conditions that are acceptable to Buyer in its sole discretion after consultation with SpectraVision and the Creditors' Committee.

                7.16 Directors and Officers of Spectradyne. Immediately prior to the Closing, all of the directors of Spectradyne shall resign from Spectradyne's board of directors. Upon the Closing, the officers and directors of Spectradyne shall be the persons selected by the Buyer prior to the Closing.

                7.17 Certificate of Incorporation and By-laws of Spectradyne. On or prior to the Closing Date, if and to the extent directed by Buyer, the certificate of incorporation and by-laws of Spectradyne shall be amended to be in form and substance satisfactory to Buyer.

                7.18 Sale of Common Stock and Creditor Warrants. The Debtors and the Creditors' Committee acknowledge and agree that none of the Common Stock or the Creditor Warrants to be distributed to the Creditors, or an agent on their behalf, pursuant to Section 5.1 of this Agreement shall be sold or transferred to any person or entity in any manner that would either (i) violate the registration requirements of the Securities Act or any state securities laws, or
(ii) impair or have an adverse effect on the exemption from registration that is available under section 1145 of the Bankruptcy Code with respect to the distribution of such Common Stock and Creditor Warrants to the Creditors.




                                    SECTION 8
                              CONDITIONS PRECEDENT

                8.1 Mutual Conditions. The obligations of the Debtors and Buyer under this Agreement are subject to the satisfaction of each of the following conditions:

                      8.1.1 Authorizations. All Authorizations required to consummate the Transactions shall have been obtained.

                      8.1.2 Absence of Adverse Order. As of the Closing Date, no court has entered an order that enjoins, restrains, or prohibits the consummation of the Transactions.

                      8.1.3 The Plan. The Plan shall (i) incorporate the terms of this Agreement, (ii) have been confirmed pursuant to the Confirmation Order, and (iii) have become effective in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

                      8.1.4 Independent Directors. If the Common Stock is listed on a national securities exchange or the Nasdaq National Market, Buyer's board of directors shall satisfy the applicable requirements, if any, for independent directors.

                8.2 Conditions to Buyer's Obligations. In addition to satisfaction of the mutual conditions set forth in Section 8.1 of this Agreement, the obligations of Buyer under this Agreement shall be subject to the satisfaction of each of the following conditions:

                      8.2.1 Representations and Warranties of the Debtors. The representations and warranties of the Debtors in this Agreement shall be true and correct on the Closing Date as if made on and as of that date, except for changes occurring in the ordinary course of the Debtors' businesses (provided that such changes do not have a material adverse effect on the Debtors' businesses taken as a whole), or with the prior written consent of Ascent.

                      8.2.2 Compliance with Conditions. All of the terms, conditions, covenants and agreements to be complied with or performed by the Debtors and the Creditors' Committee under this Agreement on or before the Closing Date shall have been duly complied with or performed in all material respects.

                      8.2.3 Confirmation Order. Unless otherwise agreed to in writing by Buyer, the Confirmation Order shall have become a Final Order that, among other things, (A) approves the Debtors' execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement; (B) approves the transfer of the Assets owned by the Non-Spectradyne Debtors to Spectradyne; (C) approves the transfer of the Excluded Assets owned by Spectradyne to SPI Newco; (D) approves the contribution of the SPI Newco Debt to Spectradyne; (E) approves the sale of the Spectradyne Stock to Buyer free and clear of all liens, claims, interests, rights of others and encumbrances of every kind and provides that all of the Assets are legally and beneficially owned by Spectradyne free and clear of (i) all liens, claims and encumbrances of the DIP Lender, and (ii) all other liens, claims, interests, rights of others and encumbrances to the fullest extent permitted by the Bankruptcy Code; (F) includes an express finding that Buyer is a "good faith purchaser" of the Spectradyne Stock; (G) enjoins and restrains (i) the DIP Lender from asserting any lien that it has against the Spectradyne Stock or the Assets, and (ii) all other creditors of the Debtors from asserting any lien, claim, interest or encumbrance (other than any lien, claim, interest or encumbrance that cannot be removed under the Bankruptcy Code) that it has or had against the Spectradyne Stock or any of the Assets; (H) includes a reservation of jurisdiction by the Bankruptcy Court to implement and enforce this Agreement and Buyer's peaceful use and enjoyment of the Assets after the Closing Date, free and clear of all liens, claims, and encumbrances to the fullest extent permitted under the Bankruptcy Code; (I) terminates the automatic stay under Section 362 of the Bankruptcy Code to the extent necessary to permit Buyer to enforce the terms of this Agreement;
(J) releases Ascent, OCV, Buyer and their post-closing affiliates, representatives, employees and agents from any claims related to or arising in the Bankruptcy Case through the Closing Date other than claims arising under this Agreement; (K) provides that the transfer of the Spectradyne Stock to Buyer is exempt from any tax to the fullest extent permitted by Section 1146 of the Bankruptcy Code; (L) provides that the issuance of Common Stock and Creditor Warrants to the Creditors in accordance with the terms of this Agreement is exempt from registration under the Securities Act and all applicable state and local securities laws; and (M) any other matter that the Buyer shall reasonably determine is necessary or appropriate to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

                      8.2.4 Confirmation Letter Obtained. The Confirmation Letter shall have been received by Buyer in form and substance reasonably satisfactory to Buyer.

                      8.2.5 No Material Change. Since December 31, 1995, there shall have been no material adverse change in the number of rooms under contract by the Debtors, or in the hotel chains party to such contracts, except to the extent that (i) the Debtors have listed such contracts on Exhibit A to the Plan Sponsor Agreement, a copy of which is attached to this Agreement as Exhibit F,
(ii) OCV shall have entered into contracts with respect to such rooms or hotel chains, or (iii) such change is the result of actions that were taken with the prior written approval of Ascent.

                      8.2.6 Material Documents Satisfactory to Buyer. The Disclosure Statement, the Plan and the Confirmation Order shall (i) incorporate, and otherwise be consistent with, the terms of this Agreement and the Merger Agreement, and (ii) be in form and substance reasonably satisfactory to Buyer.

                      8.2.7 Closing Documents. The Debtors shall deliver to Buyer all the closing documents specified in Section 9.2.1 of this Agreement, each of which shall be dated as of the Closing Date, duly executed and in a form reasonably satisfactory to Buyer.

                      8.2.8 No Buyer Termination Event. No Buyer Termination Event shall have occurred (other than Buyer Termination Events, if any, that have been waived by Buyer in writing).

                      8.2.9 No Default Notice or Termination Notice. Buyer has not sent (i) any uncured Default Notice to SpectraVision (other than Default Notices, if any, that have been rescinded or waived by Buyer in writing), or
(ii) a Termination Notice to SpectraVision.

                      8.2.10 Court Approval of Directors Nominated by Ascent. The Bankruptcy Court shall have approved the appointment of five persons selected by Ascent to Buyer's initial board of directors; provided, however, that if the Bankruptcy Court shall not approve one or more of the persons selected by Ascent to serve as a director of Buyer, Ascent shall select a replacement for each such person as soon as practicable. Ascent shall have the sole right to select all of the initial officers of Buyer.

                      8.2.11 Board Nominees of Creditors' Committee. The two persons selected by the Creditors' Committee for Buyer's initial board of directors shall have been approved by Ascent (which approval shall not be unreasonably withheld).

                      8.2.12 Registration of Common Stock and Warrants. A registration statement covering both the Common Stock to be issued to OCV's stockholders pursuant to this Agreement and the Non-Creditor Warrants to be issued to the OCV Warrant Parties (and the Common Stock to be issued upon the exercise of the Non-Creditor Warrants) pursuant to this Agreement shall have been filed with, and declared effective by the SEC (and no stop order or other action has been taken, and no proceeding has been commenced, to enjoin distribution of such shares), and such Common Stock and Warrants shall have been qualified under all applicable state securities laws.

                      8.2.13 Pre-Closing Balance Sheet. Buyer shall have received the Pre- Closing Balance Sheet at least five (5) business days prior to the Closing Date, which shall be in form and substance reasonably satisfactory to Buyer.

                8.3 Conditions to the Debtors' Obligations. In addition to satisfaction of the mutual conditions set forth in Section 8.1 of this Agreement, the obligations of the Debtors under this Agreement shall be subject to satisfaction of each of the following conditions:

                      8.3.1 Representations and Warranties of Buyer. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of that date. The representations and warranties made by OCV in the Merger Agreement shall be true and correct on the Closing Date as if made on and as of that date, except for changes occurring in the ordinary course of OCV's business (provided that such changes do not have a material adverse effect on OCV's business taken as a whole), or with the prior written consent of SpectraVision and the Creditors' Committee.

                      8.3.2 Compliance with Conditions. All of the terms, conditions, covenants and agreements to be complied with or performed by Buyer or Ascent on or before the Closing Date under this Agreement shall have been duly complied with or performed in all material respects. All of the terms, conditions, covenants and agreements to be complied with or performed by OCV on or before the Closing Date (and which have not been performed on its behalf by Buyer) under the Merger Agreement shall have been duly complied with or performed in all material respects.

                      8.3.3 Merger Agreement. Contemporaneously with the sale and assignment of the Spectradyne Stock to Buyer pursuant to this Agreement, a newly formed wholly-owned subsidiary of Buyer shall be merged with and into OCV (the "Merger"), with OCV as the surviving corporation. Prior to the consummation of the Merger, all conditions to Buyer's obligations to acquire the OCV Assets under the Merger Agreement shall have been satisfied or waived and the Merger Agreement shall not have amended, supplemented or modified without the prior written consent of SpectraVision and the Creditors' Committee.

                      8.3.4 Closing Documents. Buyer shall deliver to SpectraVision all the closing documents specified in Section 9.2.2 of this Agreement, each of which shall be dated as of the Closing Date, duly executed and in a form reasonably satisfactory to SpectraVision.

                      8.3.5 No Default Notice. SpectraVision has not sent (i) any Default Notice to Buyer (other than Default Notices, if any, that have been rescinded or waived by SpectraVision in writing), or (ii) a Termination Notice to Buyer. The Creditors' Committee has not sent (a) any Default Notice to Buyer (other than Default Notices, if any, that have been rescinded or waived by the Creditors' Committee in writing), and (b) a Termination Notice to Buyer.

                      8.3.6 Nomination of Directors by the Creditors' Committee. The Creditors' Committee shall have been permitted an opportunity to nominate two persons to serve as directors on Buyer's initial Board of Directors, both of which shall be subject to the written approval of the Bankruptcy Court and Ascent. If any nominee of the Creditors' Committee is not approved by the Bankruptcy Court or Ascent, the Creditors' Committee shall have been permitted an opportunity to nominate a replacement to serve as a director of Buyer, which replacement shall also be subject to the written approval of the Bankruptcy Court and Ascent; provided, however, that Ascent's approval of any nominee of the Creditors' Committee shall not be unreasonably withheld.

                      8.3.7 Warrant Agreement and Registration Rights Agreement. The Warrant Agreement shall be in full force and effect and, if any Creditors are entitled to registration rights as provided in Section 5.3.3 of this Agreement, the Registration Rights Agreement shall be in full force and effect.

                      8.3.8 Payment of DIP Loan. Buyer shall have made arrangements to repay the amounts due and payable under the DIP Loan as of the Closing Date up to a maximum amount of $40,000,000.

                      8.3.9 OCV Debt. Except as provided in this Agreement or the Merger Agreement, prior to the Closing Date, OCV shall not have (i) incurred any debt that will be assumed or paid by Buyer (or any wholly-owned subsidiary of Buyer) other than the Additional OCV Debt and the current liabilities of OCV,
(ii) engaged in any transaction out of the ordinary course of its business,
(iii) changed the manner in which it has conducted its business operations through March 1, 1996, from either an operational or financial perspective, or
(iv) taken any action or omit to take any action that would materially adversely affect its financial condition or results of operations, taken as a whole.

                      8.3.10 Compliance with Securities Laws. Either: (1) the Common Stock and the Warrants (including the Common Stock to be issued upon the exercise of the Warrants) to be issued to the Creditors pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act pursuant to Section 1145 of the Bankruptcy Code, or (2) to the extent that any such Common Stock or Warrants would not be exempt from such registration requirements upon issuance, a registration statement covering such Common Stock and Warrants shall have been filed with, and declared effective by (and no stop order or other action has been taken, and no proceeding has been commenced, to enjoin distribution of such shares) the SEC, and such Common Stock and Warrants shall have been qualified under applicable state securities laws.

                      8.3.11 Material Documents Satisfactory to SpectraVision and Creditors' Committee. The Disclosure Statement, the Plan and the Confirmation Order shall (i) incorporate, and otherwise be consistent with, the terms of this Agreement and the Merger Agreement, and (ii) be in form and substance reasonably satisfactory to SpectraVision and the Creditors' Committee.

                      8.3.12 No Debtor Termination Event. No Debtor Termination Event shall have occurred (other than Debtor Termination Events, if any, that have been waived by SpectraVision and the Creditors' Committee in writing).

                      8.3.13 Capital Structure of Buyer. On the Closing Date, after giving effect to the Transactions, (i) no capital stock of Buyer will be outstanding other than the Common Stock to be issued pursuant to Section 5 of this Agreement and one share of Common Stock issued to Ascent in connection with the formation of Buyer, and Buyer shall have no obligation to issue any additional shares of Common Stock other than pursuant to this Agreement and the Merger Agreement, (ii) no warrants, options or other rights to acquire shares of Common Stock shall be outstanding and Buyer shall have no obligation to issue any warrants, options or other rights to acquire shares of Common Stock other than the Warrants to be issued pursuant to Section 5 of this Agreement and options to be issued under an employee stock option plan to be adopted by Buyer on or about the Closing Date, and (iii) the aggregate consolidated debt of Buyer and its subsidiaries will not exceed the sum of (a) the amount of debt assumed or incurred by Buyer in connection with its obligations under this Agreement,
(b) the aggregate outstanding debt of Spectradyne and its subsidiaries after giving effect to all of the provisions of Section 4 of this Agreement, (c) the Additional OCV Debt as of the Closing Date after giving effect to the Transactions, and (d) the current liabilities of OCV.

                8.4 Waiver of Conditions Precedent. If any condition described in this Section 8 has not been satisfied, the Party that is entitled to require that such condition be satisfied may (in its sole discretion) waive such condition.




                                    SECTION 9
                                     CLOSING

                9.1 Closing Date. The transactions contemplated by this Agreement shall close (the "Closing") on the Closing Date. The Closing shall take place at such location and time as is mutually acceptable to the Parties.

                9.2 Performance at Closing. The following documents shall be executed and delivered at the Closing:

                      9.2.1 By Debtors. The Debtors shall deliver to Buyer:

                           (a) Certificates of the officers of the Debtors in
form and substance reasonably satisfactory to Buyer with respect to such matters as Buyer may reasonably request (including, but not necessarily limited to, a certificate with respect to each Debtor that (i) all conditions precedent to be satisfied by such Debtor under this Agreement have been satisfied in all material respects, (ii) such Debtor has performed all of its duties under this Agreement in all material respects, (iii) the representations and warranties of such Debtor in this Agreement are true and correct on the Closing Date, except for changes occurring in the ordinary course of the Debtors' businesses (provided that such changes do not have a material adverse effect on the Debtors' business taken as a whole), or with the prior written consent of Ascent, and (iv) evidencing the incumbency and signatures of such Debtor's officers authorized to act on behalf of such Debtor with respect to the transactions contemplated by this Agreement.

                           (b) To the extent deemed necessary or appropriate by
Buyer, such bills of sale, warranty deeds and other instruments of transfer and assignment as Buyer may reasonably request to insure the full conveyance of the Spectradyne Stock to Buyer, the Assets owned by the Non-Spectradyne Debtors to Spectradyne and the Excluded Assets owned by Spectradyne to SPI Newco, in each case in form and substance reasonably satisfactory to Buyer.

                           (c) Copies of all Authorizations, if any, required to
be obtained by the Debtors to consummate the transactions contemplated by this Agreement.

                           (d) Certified copies of (i) the resolutions of each
Debtor's board of directors then in full force and effect authorizing the transactions contemplated by this Agreement and the execution of all of the documents entered into by such Debtor to effectuate such transactions, and (ii) the certificate of incorporation and bylaws of each Debtor and each Foreign Subsidiary.

                           (e) The Confirmation Order and the Confirmation
Letter.

                           (f) Opinions of Debtors' counsel with respect to such
matters as Buyer shall reasonably request, which opinions shall be in form and substance reasonably satisfactory to Buyer.

                           (g) Physical possession of (i) the Spectradyne Stock,
(ii) original copies of all Assets that constitute contracts, agreements, securities and similar assets, and (iii) all of the Records.

                           (h) An updated schedule of all liabilities and
obligations to be assumed or paid by Buyer and/or its subsidiaries pursuant to
Section 4 of this Agreement.

                      9.2.2  By Buyer.  Buyer shall deliver to SpectraVision:

                           (a) Certificates of the officers of Buyer in form and
substance reasonably satisfactory to SpectraVision with respect to such matters as SpectraVision may reasonably request (including, but not necessarily limited to, a certificate with respect to Buyer that (i) all conditions precedent to be satisfied by Buyer under this Agreement have been satisfied in all material respects, (ii) Buyer has performed all of its duties under this Agreement in all material respects, (iii) the representations and warranties of Buyer in this Agreement are true and correct on the Closing Date in all material respects, and
(iv) evidencing the incumbency and signatures of Buyer's officers authorized to act on behalf of Buyer with respect to the transactions contemplated by this Agreement).

                           (b) Such assumption agreements and other instruments
and documents as are necessary to confirm and evidence Buyer's assumption of the Debtors' liabilities and obligations that are to be assumed by Buyer pursuant to
Section 4 of this Agreement.

                           (c) Certified copies of (i) the resolutions of
Buyer's board of directors then in full force and effect authorizing the transactions contemplated by this Agreement and the execution of all of the documents entered into by Buyer to effectuate such transactions, and (ii) the Certificate of Incorporation and Bylaws.

                           (d) Opinions of Buyer's counsel with respect to such
matters as SpectraVision shall reasonably request, which opinions shall be in form and substance reasonably satisfactory to the Debtors and the Creditors' Committee.

                9.3 Other Documents and Acts. The Debtors and Buyer shall also execute such other documents and perform such other acts, before and after the Closing Date, as may be reasonably necessary or appropriate for the consummation of the Transactions.

                                   SECTION 10
                   NOTICE OF DEFAULT AND ADVERSE DEVELOPMENTS

                10.1 Notice of Default. If any Party determines that any other Party is in default of its material obligations, or has breached any of its representations and warranties in any material respect, under this Agreement, such Party shall provide the defaulting Party and the other non-defaulting Parties with notice (a "Default Notice") specifying in reasonable detail the nature of such default or breach; provided, however, that delivery of a Default Notice by any Party to a defaulting Party shall not constitute a waiver of (i) any default or breach by the defaulting Party, or (ii) any rights or remedies under this Agreement of any non-defaulting Party.

                10.2 Notice of Adverse Developments. Each Party shall promptly notify the other Parties of each development known to such Party that may have a material adverse effect on the operation of the Debtors' businesses or any of the Assets; provided, however, that the compliance by the Debtors and/or the Creditors' Committee with the disclosure requirements of this Section 7.4 shall not relieve the Debtors of any obligation with respect to their representations, warranties, covenants and agreements in this Agreement or waive any condition to Buyer's obligations under this Agreement




                                   SECTION 11
                          TERMINATION OF THIS AGREEMENT

                11.1 By Any Party. If any Party has delivered a Default Notice to the other Parties pursuant to Section 10 of this Agreement and the default described in such notice has not been cured within twenty (20) days after delivery of such notice, then the Party giving such notice may terminate this Agreement.

                11.2 By Buyer and Ascent. This Agreement may be terminated by Buyer and Ascent, at their election, prior to the Closing upon the occurrence of any of the following events (each, a "Buyer Termination Event"):

                      (a) A trustee is appointed in the Bankruptcy Case;

                      (b) The Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code; or

                      (c) The Closing Date has not occurred on or before October 30, 1996 or such later date as is acceptable to Buyer and Ascent.

                11.3 By SpectraVision and the Creditors' Committee. This Agreement may be terminated by SpectraVision and the Creditors' Committee, at their election, prior to the Closing upon the occurrence of any of the following events (each, a "Debtor Termination Event"):

                      (a) The Closing Date has not occurred on or before October 30, 1996 or such later date as is acceptable to SpectraVision and the Creditors' Committee; or

                      (b) The Debtors receive a higher and better offer for their assets that complies with the terms and conditions of the Procedures Order and the Disclosure Statement Order and Ascent or Buyer has not matched such offer in accordance with the terms and conditions of the Procedures Order and the Disclosure Statement Order.

                11.4 Notice of Termination. Any Party that elects to exercise its right to terminate this Agreement pursuant to Section 11.1, 11.2 or 11.3 of this Agreement may do so by sending a written notice (a "Termination Notice") to the other Parties in the manner provided in Section 12.2 of this Agreement. In the event of any termination of this Agreement, the Parties shall have no further obligations or liabilities to one another under this Agreement; provided, however, that notwithstanding any termination of this Agreement, Ascent shall retain all of the rights and remedies granted to it under the Procedures Order.




                                   SECTION 12
                               GENERAL PROVISIONS

                12.1 Expenses. Except as otherwise provided in this Agreement and the Procedures Order, all expenses involved in the preparation and consummation of this Agreement shall be borne by the Party incurring such expense whether or not the transactions contemplated by this Agreement are consummated. To the extent not exempted by section 1146 of the Bankruptcy Code, all recording costs for instruments of transfer, and all stamp, sales, use and transfer taxes shall be paid by the Debtors. In the event that any Common Stock and/or Warrants being issued to the Creditors on the Closing Date are required to be registered under the Securities Act, all of the fees and expenses incurred in connection with such registration shall be paid by Buyer.

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
                12.2 Notices. All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally (which shall include delivery by (i) Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery, or (ii) fax upon confirmation of delivery) to the Party for whom such communication is intended, or three (3) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

                (a)   If to the Debtors:

                      SpectraVision, Inc.
                      1501 North Plano Road
                      Richardson, Texas  75081
                      Attention: President
                      Telephone: (214) 234-2721
                      Telecopy: (214) 301-9296

                      With a copy to:

                      Haynes and Boone, L.L.P.
                      3100 NationsBank Plaza
                      901 Main Street
                      Dallas, Texas  75202-3789
                      Attention: William R. Hays, III
                                 Robert D. Albergotti
                      Telephone: (214) 651-5000
                      Telecopy: (214) 651-5940

                (b)   If to Buyer:

                      On Command Corporation
                      c/o Ascent Entertainment Group, Inc.
                      1200 Seventeenth Street
                      Denver, CO 80202
                      Attention: President
                      Telephone: (303) 572-0381
                      Telecopy: (303) 572-0396


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
                      With a copy to:

                      Latham & Watkins
                      885 Third Avenue
                      Suite 1000
                      New York, New York 10022
                      Attention: Roger H. Kimmel
                      Telephone: (212) 906-1200
                      Telecopy: (212) 751-4864

                      and

                      Wilmer, Cutler & Pickering
                      2445 M Street, N.W.
                      Washington, D.C.  20037-1420
                      Attention: William J. Perlstein
                      Telephone: (202) 663-6000
                      Telecopy: (202) 663-6363

                (c)   If to Ascent:

                      Ascent Entertainment Group, Inc.
                      1200 Seventeenth Street
                      Denver, CO 80202
                      Attention: President
                      Telephone: (303) 572-0381
                      Telecopy: (303) 572-0396

                (d)   If to the Creditors' Committee:

                      Wachtell, Lipton, Rosen and Katz
                      51 W. 52nd Street
                      New York, New York 10019
                      Attention: Chaim J. Fortgang
                      Telephone: (212) 403-1000
                      Telecopy: (212) 403-2000

Any Party may change its address for notices by notice to the other Parties given pursuant to this Section 12.2. For purposes of this Agreement, any notice delivered to SpectraVision shall be deemed to have been given to all of the other Debtors at the time such notice is delivered to SpectraVision and any notice delivered to Ascent shall be deemed to have been given to Buyer.



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
                12.3 Attorneys' Fees. If any Party initiates any litigation against any other Party involving this Agreement prior to the Closing Date or pursuant to Section 7.12.4 of this Agreement, each prevailing Party in any such litigation shall be entitled to receive reimbursement from the other Parties in that litigation of such prevailing Party's reasonable attorneys' fees and other costs and expenses incurred by such prevailing Party in connection with that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

                12.4 Waiver. Unless otherwise specifically agreed in writing to the contrary by each adversely affected Party: (i) the failure of any Party at any time to require performance by the other of any provision of this Agreement shall not affect such Party's right thereafter to enforce the same; (ii) no waiver by any Party of any default by any other Party shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting Party, and no such waiver shall be taken or held to be a waiver by the non-defaulting Party of any other preceding or subsequent default; and (iii) no extension of time granted by any Party for the performance of any obligation or act by the any other Party shall be deemed to be an extension of time for the performance of any other obligation or act under this Agreement.

                12.5 Assignment; Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by this Agreement, no Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The representations and warranties of the Debtors in this Agreement shall expire on the Closing Date and neither the Debtors nor Buyer shall have any liability to any Person after the Closing Date for any breach of any of its representations, warranties, covenants or agreements under this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, the following shall survive the termination of this Agreement: (i) Buyer's obligations under Sections 4, 5 and
12.1 of this Agreement, (ii) the registration rights that any Creditor is entitled to pursuant to Section 5.3.3 of this Agreement, (iii) the post-closing obligations of the Parties set forth in Section 7 of this Agreement, and (iv) the Debtors' obligations under Section 12.1 of this Agreement.

                12.6 Entire Agreement. This Agreement and the Exhibits and Schedules to this Agreement (which are incorporated by reference in this Agreement), the Merger Agreement and the Addendum constitute the entire agreement among the Parties with respect to the Transactions, and supersede and terminate any prior agreements (including, but not limited to, the Plan Sponsor Agreement) between the Parties (written or oral). Except as provided in Section
3.5 of this Agreement, neither this Agreement nor any Exhibit or Schedule may be altered or amended except by an instrument in writing by all of the Parties.


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
                12.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on each such counterpart were on the same instrument.

                12.8 Construction. The Section headings of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of this Agreement. As used in this Agreement, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                12.9 Severability. If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the remainder of this Agreement shall then be fully enforceable.

                12.10 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law rules utilized in that jurisdiction.

                12.11 Consent to Jurisdiction. To the maximum extent permitted by applicable law, each Party hereby irrevocably and unconditionally submits to the jurisdiction of the Bankruptcy Court, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding by a Party arising out of, or with respect to, this Agreement and expressly waive, to the fullest extent permitted by law, any objection that it or they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment in any such suit, action or proceeding may be entered, filed, registered and enforced in any federal or state court by entry, filing and/or registering of such judgment, by a suit upon such judgment or as otherwise permitted by applicable law. Final judgment in any such suit, action or proceeding shall be conclusive and binding upon the Parties. In the event of any dispute between any of the Parties in connection with this Agreement, to the extent permitted under applicable law, the Parties involved in such dispute shall seek redress in the Bankruptcy Court in a proceeding within the Bankruptcy Case.


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
                12.12 Counsel. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement (including, but not limited to, any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision).

                12.13 Enforcement of the Rights of Buyer and the Debtors. Until all of the transactions contemplated by this Agreement have been consummated on the Closing Date, (i) all of Buyer's rights under this Agreement shall be for the benefit of Ascent, (ii) Ascent shall be entitled to enforce any such rights against any other Party, and (iii) all of the Debtors' rights under this Agreement shall be for the benefit of the Debtors and the Creditors' Committee and any such rights may be enforced by either the Debtors or the Creditors' Committee.

                12.14 Creditors' Committee. The execution of this Agreement by the Creditors' Committee does not bind any member of the Creditors' Committee in its individual capacity. In addition, the Creditors' Committee shall have no obligations under this Agreement other than to support the Plan containing the terms set forth in this Agreement and the Merger Agreement (subject to any competing offer that complies with the provisions of the Procedures Order and the Disclosure Statement Order) and those provisions that specifically impose obligations on the Creditors' Committee or all Parties. Without limiting the generality of the foregoing, the Creditors' Committee shall not have any obligations or responsibilities in respect of the representations and warranties in this Agreement and the Creditors' Committee makes no representations or covenants, either express or implied, relating to the working capital of Spectradyne.


                            [SIGNATURES ON NEXT PAGE]


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
           IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by a respective duly authorized officer as of the date first written above.


SPECTRAVISION, INC.                        SPECTRADYNE, INC.



By: _____________________                  By: _____________________
    Name:                                      Name:
    Title:                                     Title:


SPI NEWCO, INC.                            SPECTRADYNE INTERNATIONAL, INC.



By: _____________________                  By: _____________________
    Name:                                      Name:
    Title:                                     Title:


KALEVISION SYSTEMS,                  ON COMMAND CORPORATION
INC. - USA



By: _____________________                  By: _____________________
    Name:                                      Name:
    Title:                                     Title:


ASCENT ENTERTAINMENT            THE OFFICIAL COMMITTEE OF
GROUP, INC.                     UNSECURED CREDITORS




By: _____________________                  By: _____________________
    Name:                                      Name:
    Title:                                     Title:



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